Exhibit 10.19

January 13, 2016

Robert J. Mears

12 High Meadow Circle

Wellesley, MA 02482

Dear Robert:

Reference is hereby made to that certain Secured Promissory Note dated January 14, 2005 (as amended to date, the “Promissory Note”), in the aggregate principal amount of $187,500.00 between you as “Maker” and RJ Mears, LLC as “Payee”.

By signing below, (a) MEARS Technology, Inc., as successor in interest to the Payee (the “Company”), hereby agrees to forgive, as of the date hereof, the entire principal amount owed by you to the Company pursuant to the Promissory Note (but not the accrued interest thereon) and (b) in exchange therefor, you agree that (i) simultaneously with the execution of this agreement, you will execute an Employment Agreement with the Company, substantially in the form set forth as Exhibit A hereto, together with such other documents or agreements in connection therewith that the company may reasonably request, including without limitation, non-disclosure and inventions assignment agreements substantially in the same forms that the Company has executed with its other executive officers and (ii) you will not directly or indirectly, form, work or perform services for, own equity of, or otherwise be involved in any business or enterprise that uses the name “Mears” in the field of materials developed for the enhancement of semiconductor devices other than the Company.

By signing below, you also acknowledge and agree that (i) the Company is not forgiving the accrued but unpaid interest in the amount of $7,050.00 on the Promissory Note through the date hereof (the “Unpaid Interest”), and (ii) the forgiveness of the principal amount of the Promissory Note will constitute compensation income to you and will be subject to federal, state and local withholding taxes in the amount of $13,998.25 (the “Withholding Taxes”). Simultaneously with the execution of this agreement you will (i) pay the Company the Unpaid Interest and (ii) provide the Company with cash equal to the Withholding Taxes, or other make provisions satisfactory to the Company for the payment of the Withholding Taxes.

By signing below, each party hereby acknowledges and agrees that upon effectiveness of forgiveness, the Pledge and Security Agreement dated as of January 14, 2005 (the “Pledge Agreement”) and the other Financing Agreements (as defined in the Pledge Agreement) shall terminate and be of no further force or effect.

20 Walnut Street, Suite 8 • Wellesley Hills, MA 02481 • Phone:617-219-0600 • Fax:617-219-0660 •

www.mearstechnologies.com

By;	/s/ Scott A. Bibaud
Name:	Scott A. Bibaud
Title:	President and CEO

Agreed and acknowledged as of the date first written above.

/s/ Robert J. Mears
Robert J. Mears

20 Walnut Street, Suite 8 • Wellesley Hills, MA 02481 • Phone:617-219-0600 • Fax:617-219-0660 •

www.mearstechnologies.com